GAP INC. NAMES SABRINA SIMMONS TO POSITION OF CHIEF FINANCIAL OFFICER

SAN FRANCISCO - JANUARY 17, 2008 - Gap Inc. (NYSE: GPS) today announced Sabrina Simmons, the company's executive vice president of corporate finance and acting chief financial officer, has been promoted to the position of chief financial officer, effective immediately. She will continue to report to Glenn Murphy, Gap Inc.'s chairman and chief executive officer, and serve on the company's Executive Leadership Team.

"As Sabrina has taken on more responsibility over the years, her deep knowledge of specialty retail, strong financial acumen and personal integrity have earned her the respect of those inside and outside the company," said Mr. Murphy. "After working closely with Sabrina, it became clear that she has proven herself to be extremely capable and is the right person to partner with me and our business leaders to drive our financial priorities."

Ms. Simmons, 44, joined Gap Inc. nearly seven years ago as vice president and treasurer. Prior to being named the company's executive vice president and acting chief financial officer in August 2007, Ms. Simmons served as senior vice president of corporate finance where she was responsible for all corporate finance functions including controllership, corporate finance planning and analysis, investor relations, treasury, tax and risk management.

"I'm very pleased to have this opportunity to serve as Gap Inc.'s chief financial officer," Ms. Simmons said. "Gap Inc. maintains a strong commitment to financial discipline and I look forward to working with Glenn and our business leaders to develop near- and long-term strategies to enhance shareholder value."

Before joining Gap Inc., Ms. Simmons held the position of chief financial officer for Sygen International PLC, a British genetics company now owned by Genus. She also spent five years at Levi Strauss & Co., in addition to finance roles at Hewlett Packard and KPMG.

Ms. Simmons received her B.S. in Finance from the University of California, Berkeley and her M.B.A. from the University of California, Los Angeles. She is also a California Certified Public Accountant.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2006 sales were $15.9 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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